                                 LOAN COMMITMENT

TO:                    KENNEDY WILSON INTERNATIONAL, INC.
                       MR. FREEMAN LYLE, CHIEF FINANCIAL OFFICER
                       MR. STEVEN DOME, SENIOR VICE PRESIDENT
FROM:                  OLD STANDARD LIFE INSURANCE COMPANY
PROJECT NAME:          MAKALEI PLANTATIONS:  100 +/- LOT SUBDIVISION
PROJECT LOCATION:      MAMALAHOA HIGHWAY, KIALUA-KONA, HAWAII
DATE:                  JULY 2, 1998

Dear Mssrs. Lyle & Dome:

This is a commitment to provide financing subject to the following terms and conditions, as outlined in verbal discussions and written correspondence between your offices and The Mortgage Group, (Mr. Michael Nekoba, President). Your acceptance of the terms of this loan, or terms mutually agreeable to you and OLD STANDARD LIFE INSURANCE COMPANY will be significant by you by signing this loan commitment and returning it with a non-refundable Loan Funding and Commitment and Acceptance Fee in the amount of $23,000 (1% loan amount). The loan will be subject to the following terms and conditions:

1)       LOAN AMOUNT, TERM AND INTEREST RATE:
         An interim loan in the amount of $2,300,000 with a 12-month term. the interest rate (note rate) shall be fixed upon loan funding at 12.00%. The disbursement details are outlined in Exhibit "A" -- Loan Request / Allocation of Funds, attached to this commitment.

2)       METHOD OF REPAYMENT:
         Monthly interest only payments (actual day's basis) commencing the first month following Loan closing. The entire remaining principal balance will be due and payable 12 months from the date of Loan closing.

3)       DESCRIPTION OF MORTGAGE SECURITY COLLATERAL:
         The property which comprises the collateral for this loan is an $18 million purchase money note, which is in turn secured by a 999.03 acre parcel encumbered by that note and a deed of trust. The property includes single family residential lot entitlements for 81 home sites to be developed on approximately 270 +/- acres, in accordance with the A-3A and AG-3 zoning in place, and Conditions of Approval previously granted by Hawaii County. Applications to secure additional entitlements to develop 19 more home sites will be submitted to Hawaii County after Kennedy Wilson International, Inc., perfects free and clear title to the property on or about December 31. 1998. This loan will include an assignment of all agreements and/or contracts that currently benefit or encumber the underlying real estate.

4)       VESTING / TITLE TO PROPERTY AND MORTGAGE:
         Title to the purchase money note is vested in Kw-Kau, LLC, a wholly owned subsidiary. Loan Documents including the Note and Deed of Trust, will be signed by Freeman Lyle,

         Chief Financial Officer. Satisfactory authorizations, including Articles of Incorporation, Certificates of Good Standing and Corporate Resolution and Authorization to Borrow, will be supplied by Kennedy-Wilson International, Inc., to OLD STANDARD LIFE INSURANCE COMPANY.

5)       GUARANTORS:
         The loan (Note, Trust Deed, and other security documents) shall be guaranteed by Kennedy-Wilson International, Inc., a Delaware Corporation, which shall be jointly and severally liable for its repayment.

6)       LOAN FUNDING AND COMMITMENT ACCEPTANCE:
         The loan commitment is to provide for funding not later than Friday, July 10, 1998, although funding is presently being scheduled for Wednesday, July 8, 1998. Upon acceptance of the Loan Commitment, $23,000 (1.0%) of the Loan fee is earned and payable. Upon acceptance of this loan commitment or one mutually acceptable to Kennedy-Wilson International, Inc., and OLD STANDARD LIFE INSURANCE COMPANY, we will provide written acceptance, and the 1% Commitment Acceptance Fee within five (5) days of its issuance to us. The balance of the OLD STANDARD LIFE INSURANCE COMPANY Loan Fee, earned and payable, will be withheld from Loan proceeds at closing.

7)       OLD STANDARD LIFE INSURANCE COMPANY LOAN FEE:
         In consideration of our issuance and your acceptance of this loan, you agree to pay OLD STANDARD LIFE INSURANCE COMPANY a fee equal to 4% of the Gross Loan Proceeds ($92,000). OLD STANDARD LIFE INSURANCE COMPANY assumes all liability for compensating its Hawaii correspondent, THE MORTGAGE GROUP, Michael Nekoba, President. The prepaid Loan Funding and Commitment Acceptance will be applied toward the payment of the OLD STANDARD LIFE INSURANCE COMPANY Fee. The balance of the OLD STANDARD LIFE INSURANCE COMPANY Loan Fee, earned and payable, will be withheld from Loan proceeds at closing.

8)       APPRAISAL:
         OLD STANDARD LIFE INSURANCE COMPANY has completed their review of the relevant appraisal date, submitted by the borrower. a Restricted Appraisal prepared in a summary/letter format, dated June 26, 1998, by Bill M. Brodbeck, MAI, identifies the fee-simple market value of the collateral real estate as being not less than Five Million Dollars ($5,000,000). We have agreed to fund this loan prior to receipt of the final written copy of the appraisal.

9)       BORROWERS' EQUITY:
         It is understood that the difference between the "As-Is" Market Value of the subject property and the loan amount is the borrowers' accrued equity.

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10)      ASSIGNMENT LEASES, RENTS:
         As Owner/Lessor and Borrower, you agree to assign to you any and all our interest in leases and/or rents executed before and during the term of your loan, if such leasehold interests should be created. At this time there is no leases on the described Property.

11)      LATE CHARGES AND DEFAULT RATE OF INTEREST:
         Installments to be due under this loan agreement not received by OLD STANDARD LIFE INSURANCE COMPANY within five (5) calendar days after the installment is due will incur a late charge of ten percent (10%) of such installment. In the event of default, the interest rate shall be increased from the date of default until the default is cured, to a rate equal to ten percent (10%) per annum higher than the Note Rate specified above, or the maximum rate allowed in the state in which the property is located, whichever is the lower.

12)      SURVEY:
         If it is required by the title company issuing the title insurance prior to the loan closing, we will furnish you with two copies of a current survey of plat or an ALTA survey, by a licenses surveyor, certified to OLD STANDARD LIFE INSURANCE COMPANY, delineating lot lines and areas which may be affected by easements, rights of way, reservations, restrictions, or other conditions; and showing the location of all improvements other physical features which may be discovered by physical inspection, and which may affect the title and uses of the premises. The surveyor will also confirm and certify the legal description as shown in the title policy as being a correct and accurate description of the subject property.

         CLARIFICATION: THE SURVEY REQUIREMENT MAY BE MET WITH ANY OFFICIALLY RECORDED ENGINEERED TRACT MAP OR SURVEY OF THE SUBJECT PARCEL, SO LONG AS SAID SURVEY OR MAP IS SATISFACTORY OR FACILITATE THE ISSUANCE OF AN ALTA LENDERS POLICY OF TITLE INSURANCE FROM AN APPROVED INSURER.

13)      INSURANCE:
         The borrower will furnish fire, flood, and extended coverage insurance, loss of rents, and such other forms for insurance as may be required, in amounts and in forms, issued by companies acceptable to OLD STANDARD LIFE INSURANCE COMPANY, which policies shall contain a mortgage clause in your ???_______. In the event of an insurable loss, which results in the damage or destruction of the insured property, OLD STANDARD LIFE INSURANCE COMPANY will retain the sole right and discretion to either apply such proceeds to reduce the loan balance, or to apply the same to repair or rebuild the Property.

14)      TITLE POLICY:
         The borrower has furnished a satisfactory title insurance policy (ALTA extended liability lender's form), issued by a company satisfactory to OLD STANDARD LIFE INSURANCE COMPANY, insuring the subject mortgage or deed of trust as a first lien against the against the subject property. The title policy shall include certified copies (identified by book and document page filing number), of all documents referred to in the

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         title policy, which may affect title to, or the value of, the subject property. These documents shall include, but shall not be limited to recorded litigation settlements, which establish the development entitlements for the subject collateral property.

15)      ZONING CERTIFICATE:
         The borrower has already supplied satisfactory evidence that proposed or existing improvements comply with all applicable zoning ordinances, building and use restrictions, codes, specific entitlements and any requirements with respect to licenses, permits, and agreements necessary for the lawful operation and development of the premises. The analyses of these issues prepared by Envicom Corporation and Gary Weber, already submitted to OLD STANDARD LIFE INSURANCE COMPANY, have been accepted as conclusive evidence of the development entitlements.

16)      DOCUMENTS AND COUNSEL:
         The borrower shall furnish such security and credit instruments, and other documentation as OLD STANDARD LIFE INSURANCE COMPANY may deem necessary and expedient for it's protection, as the lender. All documentation submitted to OLD STANDARD LIFE INSURANCE COMPANY shall be subject to the review and approval of its legal counsel. The borrower agrees to pay all reasonable attorney fees incurred in the review of the same, as well as the costs of preparation of the required loan documents and other security agreements. OLD STANDARD LIFE INSURANCE COMPANY will retain California Counsel in documenting and closing this transaction.

17)      ESCROW PAYMENTS:
         The borrower shall pay, during the Loan term, all taxes and assessments levied against the Property, all premiums for insurance covering the property, and duly required expenses ("escrow expenses"). OLD STANDARD LIFE INSURANCE COMPANY may, in its sole discretion, at any time during the term of the Loan, require that the borrower make monthly escrow payments to it or any successor for these items, in amounts sufficient to pay such items when due. Said escrow expenses may be increased by a maximum of no more than (3%) "annual inflation adjustment factor."

18)      EXPENSES:
         The borrower is to pay all expenses incurred incidental to the making of this loan. These include, but are not limited to, appraisal, title and escrow charges, taxes, attorney fees, recording fees, site inspection costs and other costs, which may be incurred to satisfy requirements of the Loan Commitment.

19)      FUTURE SALE OR ENCUMBRANCE:
         The borrower agrees not to transfer, assign, nor further encumber the Property without the prior written approval of OLD STANDARD LIFE INSURANCE COMPANY.

20)      HAZARDOUS USE AND MATERIALS:
         The borrower shall not permit hazardous or dangerous objects, materials or products to be located upon or generated, stored, disposed of or used in any portion of the Property, nor permit any hazardous or dangerous use to be made of the Property, and shall keep the

         Property is a safe condition in full compliance with all safety, health and environmental statutes, ordinances and regulations. The borrower may be required to present evidence that no asbestos, formaldehyde, toxic chemical, radioactive or other hazardous materials have been or shall be used, incorporated, stored, disposed of, leached or disposed of on the Property.

21)      RIGHT TO PARTICIPATE:
         OLD STANDARD LIFE INSURANCE COMPANY retains the right to sell or arrange a participation of all or part of this loan to another lender, and that the financial and credit information related to this Loan request now held by it, may be disclosed to such participant lenders or investors.

22)      UPDATED FINANCIAL INFORMATION:
         The borrower agrees to provide, upon request, updated financial information, tax returns, and other credit information that may require in the underwriting and administration of this loan during the loan term.

23)      APPLICATION DURATION/EXCLUSIVITY:
         The commitment has been drafted in accordance with terms and conditions, as outlined in verbal discussions and written correspondence between the offices of Kennedy-Wilson International, Inc., and the Hawaii correspondent of OLD STANDARD LIFE INSURANCE COMPANY, The Mortgage Group (Mr. Michael Nekoba, President). If the loan represented in this commitment has not been funded by July 10, 1998, this commitment will expire automatically at that time and OLD STANDARD LIFE INSURANCE COMPANY shall have no further obligation to honor the terms of this loan commitment and Commitment Acceptance ________ will be returned to K_____. If loan funding is delayed by circumstances beyond the reasonable contemplation or control of either Kennedy-Wilson International, Inc. or OLD STANDARD LIFE INSURANCE COMPANY, then both parties may, by mutual agreement, extend this loan commitment to July 31, 1998, after which time it shall automatically terminate, and OLD STANDARD LIFE INSURANCE COMPANY shall have no further obligation to honor the terms of this loan commitment.

24)      COMMITMENT TERMINATION:
         This Commitment must be accepted no later than July 6, 1998. An original executed counterpart (initialed by you on each page and signed in the space provided below) must be received by OLD STANDARD LIFE INSURANCE COMPANY on or before said date, or this Commitment shall terminate and be of no further force or effect. This Commitment will be canceled on July 16, 1998, if the Loan is not closed, or if a written commitment extension mutually acceptable to both borrower and lender has not been issued by OLD STANDARD LIFE INSURANCE COMPANY. Upon our receipt of this Commitment, it shall constitute an agreement obligating OLD STANDARD LIFE INSURANCE COMPANY to make the Loan in accordance with the terms and conditions referenced herein.

         This commitment shall be immediately terminated in the event a petition for bankruptcy, creditor protection, insolvency or reorganization is filed by the entity which owns the property, and which is the subject of this commitment; or the event of court appointment of a receiver or trustee; or in the event of a making of an assignment by borrower; for the benefit of creditors; or in the event of a filing of a petition for reorganization by the borrower, which is not withdrawn or dismissed, and/or terminated within sixty (60) days after its filing or entry.

         If borrower elects not to fund the loan identified by this commitment, after indicating acceptance by signing and posting the required Commitment Acceptance Fee; or if the Commitment is terminated under the provisions of this section, after acceptance and tender of the irrevocable Commitment Acceptance Fee, then Commitment Acceptance Fee stipulated in Paragraph 6 shall constitute an absolute and unconditional partial payment to OLD STANDARD LIFE INSURANCE COMPANY of its earned fees, without right or claim of offset against the same, and without right of recovery by the borrower, of the whole or any part thereof.

25)      INTERPRETATION:
         This Application shall be governed by, construed and enforced in accordance with the laws of the state of Washington. In the event of any lawsuits or other legal or judicial proceedings related to this Application, each party hereby (1) waives its right to trial by jury,
         (2) consents to exclusive jurisdiction in the state and federal courts located in the County of Spokane, State of Washington, and (3) agrees that the prevailing party shall be entitled to recover from the non-prevailing party its attorney's fees and costs.

26)      WARRANTIES AND REPRESENTATIONS:
         WE HEREBY CERTIFY THAT:
         A. To the best of borrowers knowledge, there are no legal actions or proceedings pending or imminent, which would materially affect the loan or the property which is the security for this loan, except those previously disclosed by us, which issues, have also been indemnified against by separate agreement, or purchase of suitable insurance.

         B. The consummation of the transactions contemplated herein, and the performance of the terms and conditions of this Commitment, including the delivery of the mortgage and/or other security and credit instruments, will not result in any breach of contractual or fiduciary obligation, nor constitute a default under any indenture, bank loan or credit agreement, or other instruments to which the borrower may be bound.

         C. All borrower covenants, agreements, and representations made herein, and in any and all documents which may be delivered pursuant to this commitment, shall survive delivery to OLD STANDARD LIFE INSURANCE COMPANY, of the mortgage, note, and other documents furnished in accordance herewith, and the provisions hereof shall continue to accrue to the benefit of OLD STANDARD LIFE INSURANCE COMPANY, its successors and assigns.

         D. Neither this Commitment nor the proceeds of any loan advanced pursuant to this commitment shall be assignable by the borrower unless prior written consent is obtained from OLD STANDARD LIFE INSURANCE COMPANY. If there are any material changes in the property which is the security for this loan, or if representations made by the borrower are not correct, or if the borrower fails to disclose any material facts, property execute the required documentation, or perform any of the terms or conditions required in this Commitment, OLD STANDARD LIFE INSURANCE COMPANY shall not be required to disburse any party of the loan proceeds; and it may thereupon cancel this commitment, and no liability of any kind shall attach to it by reason thereof.

         E. The security instruments to be recorded pursuant to this transaction shall stand as security for the earned fees and expenses set forth in Paragraph 18 incurred by you in the making of the loan and the processing of this Application, and shall constitute a lien on the premises to the extent thereof.

         F. The loan evidenced by this commitment is made based on the following further warranties and representations of the borrowers, some of which may require completion prior to funding;

                  1) The Loan shall be evidenced by a Promissory Note, a deed of Trust, an Assignment of Leases and cash collateral, UCC-1 and 2 Financing statements, and other security and credit instruments and loan documents required by OLD STANDARD LIFE INSURANCE COMPANY. Guaranty of repayment of the Note shall be evidenced by guaranties in form and substance to OLD STANDARD LIFE INSURANCE COMPANY.
                  2) Prior to closing the loan, all taxes and assessments affecting the Property shall have been paid and discharged whether or not payable in installments or constituting a lien against the property.
                  3) The Loan will be made in reliance upon statements and representations contained in your Loan Application, Loan Commitment and in financial statements and other documentation submitted to OLD STANDARD LIFE INSURANCE COMPANY by you and any guarantors. You represent and warrant to OLD STANDARD LIFE INSURANCE COMPANY that all such statements and representations are true in all material respects. At the closing of the Loan your credit and all other aspects of the transaction shall be as represented to us without material adverse change from the time of application for the Loan.
                  4) This commitment may not be terminated or changed except by written agreement by both parties. OLD STANDARD LIFE INSURANCE COMPANY shall be under no obligation to close the loan, if at the time of closing, facts exist, or an event has occurred, which would then, (or upon the passage of time or lapse of grace period), constitute a default under the Loan Application, this Commitment or any of the Loan documents.

                  5) At the date of closing, no part of the Property shall have been taken in condemnation or other proceedings, nor shall any such proceedings be pending. In addition, no part of the improvements shall have been destroyed or damaged in any manner.
                  6) Neither the Loan Application, this Commitment nor Loan proceeds may be assigned without the written consent of OLD STANDARD LIFE INSURANCE COMPANY.
                  7) You and OLD STANDARD LIFE INSURANCE COMPANY agree that time is of the essence and that all obligations hereunder shall be timely performed on the dates on which complete performance is specified according to the provisions of the loan Application and this Commitment.
                  8) At this point the conditions of this Loan Commitment, which supercede the original Loan Application have not been fully satisfied. This Commitment presumes satisfactory fulfillment of each one of these conditions as a contingency to funding the loan.
                  9) In the event of any conflicting provision between the Application, this Commitment and any Loan documents executed subsequent to the issuance of this Commitment, the provisions of such subsequent Loan documents shall control. This Commitment may not be amended except by written agreement by both parties.

Very Truly yours,

OLD STANDARD LIFE INSURANCE COMPANY, (LENDER)

By
   --------------------------------------------------
       Tom Turner, Secretary/Treasurer

COMMITMENT APPROVED AND ACCEPTED:

DATED this _____ day of ______________, 1998.

KW-KAU, LLC
(BORROWER)



By
   --------------------------------------------------
       Freeman Lyle, Chief Financial Officer



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KENNEDY-WILSON INTERNATIONAL, INC., A DELAWARE CORPORATION
(GUARANTOR)

By
   --------------------------------------------------
       Freeman Lyle, Chief Financial Officer


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                                    EXHIBIT A

                        Loan Request/Allocation of Funds

Interim Funding to repay equity investment in underlying first Deed of Trust held by The Long Term Credit Bank of Japan, currently in default. The loan is to provide interim funding for up to 12 months, during which time the note holders (Kennedy Wilson International, Inc.) will perfect their security interest in the collateral property, complete the entitlement process and obtain construction/development financing to complete the subdivision process. Interim funds are to be applied as follows:

        Net Funding to Kennedy-Wilson Intntl.                            $2,175,000
        Appraisals, Legal, Closing (Est.)                                $   15,000
        Subtotal                                                         $2,190,000
        Title Insurance, Escrow, Close (Est.)                0.75%      $    17,244
        Interest Reserve - 1 Yr. @:                          0.00%      $
                                                                         ----------
        Loan Fees - OSL/The Mortgage Group                   4.00%      $    91,969
        Brokers - N/A                                        0.00%      $
                                                                         ----------
        Subtotal                                             4.75%      $ 2,299,213
                                                  Total Value:          $ 5,000,000
                                                  Total Debt:           $ 2,300,000
                                                  Total LTV%:                46.00%